Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer	Jaffoni & Collins Incorporated
Chief Financial Officer	(212) 835-8500 or FLYR@jcir.com
(303) 706-0778

NASDAQ TO REVIEW NAVIGANT INTERNATIONAL’S (FLYRE)

REVISED COMPLIANCE PLAN FOR CONTINUED LISTING

- Shares Will Continue to Trade on Nasdaq National Market

Pending a Decision by Nasdaq Listing Qualifications Panel -

Denver, Colorado – June 16, 2005 – Navigant International, Inc. (Nasdaq: FLYRE), the second largest provider of corporate travel management services in the United States based on airline tickets sold, announced today that it has presented a revised compliance plan to the Nasdaq National Market requesting continued listing, provided that the Company files its Form 10-K Report for the period ended December 26, 2004 and its Form 10-Q Report for the period ended March 27, 2005 on or before July 29, 2005. Nasdaq’s previous deadline for the filings was June 17, 2005. Nasdaq has informed the Company that it will remain listed on the Nasdaq National Market pending a determination of the Nasdaq Listing Qualifications Panel. There can be no assurance the Panel will grant the Company’s request for an extension.

About Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America, based on airline tickets sold, serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 5,100 Associates and has operations in 1,000 locations in 20 countries and U.S. territories.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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